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                                                                    Exhibit 99.1


Contacts:
Jose E. Kauachi, Chairman of the Board, 713-225-5464
Scott J. Hancock, Director, 650-234-0514


  INTEGRATED ORTHOPAEDICS, INC. RELEASES ADDITIONAL INFORMATION REGARDING ITS
                              DIVIDEND OF WARRANTS

HOUSTON, TX--(BUSINESS WIRE)--Nov. 30, 2000-- As a follow-up to its Press Release issued on November 21, 2000, Integrated Orthopaedics, Inc. (AMEX:IOI) today released the following terms for the warrants to be issued to its shareholders in a dividend, which was declared on November 21, 2000:

o The warrants will become exercisable one year after the earlier of the effective date of the planned merger with PowerBrief, Inc. or the termination of the merger agreement with regard to such merger. The warrants will expire five years from the earlier of the effective date of the planned merger with PowerBrief, Inc. or the termination of the merger agreement with regard to such merger. The merger with PowerBrief is intended to occur in the first quarter of 2001.

o The warrants will have an exercise price per share that is the lower of $0.37035 or 1.25 times the lowest average closing price of IOI's common stock over any consecutive 20 calendar days during the 90 days after the effective date of the merger with PowerBrief or the termination of the merger agreement with regard to such merger.

Also, in connection with its planned merger with PowerBrief, IOI and PowerBrief amended the merger agreement to provide for a 1 for 5 reverse stock split of IOI's common stock that will occur simultaneously with the merger. The original merger agreement provided for a 1 for 10 reverse stock split.

On September 18, 2000, IOI announced that it had entered into a merger agreement with PowerBrief, whereby stockholders of PowerBrief would receive IOI common stock and warrants to purchase IOI common stock in exchange for their shares of PowerBrief stock. IOI filed a Joint Proxy Statement and Prospectus on a Form S-4 with regard to the merger on November 22, 2000 with the Securities Exchange Commission. For more information regarding the merger, see the Form S-4.

On November 21, 2000, IOI announced that its board of directors declared the dividend described above, whereby each holder of IOI's common stock will receive a warrant to purchase 1/2 of a share of IOI common stock for each share of common stock that the shareholder owns on the record date, December 1, 2000. The payment date for this dividend will be December 19, 2000.




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This announcement contains forward-looking statements about Integrated
Orthopaedics, Inc. that involve risks and uncertainties. These forward-looking statements are developed by combining currently available information with IOI's beliefs and assumptions. These statements often contain words like will, believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. These statements are made under the protection afforded them by
Section 21E of the Securities Exchange Act of 1934. Because IOI cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, IOI's actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect IOI, see IOI's 1999 Annual Report on Form 10-KSB40 and registration statement and proxy statement filed in connection with the merger with PowerBrief. Such documents can be obtained through the website maintained by the Securities and Exchange Commission at www.sec.gov <http://www.sec.gov/>.




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